Exhibit 99.1
OLD POINT ANNOUNCES APPOINTMENT OF
PAUL M. PICKETT AS CHIEF FINANCIAL OFFICER
Hampton, Va., October 18, 2023 (PR NEWSWIRE) – Paul M. Pickett has been appointed Senior Vice President and Chief Financial Officer of Old Point Financial Corporation (NASDAQ: OPOF) and Executive Vice President and Chief Financial Officer of Old Point National Bank effective October 24, 2023.
Mr. Pickett most recently served as Chief Financial Officer for First Region Bancshares, Inc., which is headquartered in Southwestern Virginia. Prior to joining First Region in 2020, he served as Chief Financial Officer of a multistate aviation holding company for three years. Mr. Pickett spent 26 years in public accounting prior to those roles, working with community banks and bank holding companies of various sizes and complexity. He holds his Bachelor of Business Administration in Accounting from Radford University and is a Certified Public Accountant.

 “We are excited to welcome Paul to the Old Point family. He is an accomplished addition to our high-performing executive team and reflects Old Point’s commitment to excellence. His wealth of financial services experience collaborating with many community banks will be integral for executing Old Point’s strategies for continued profitability and growth,” said Rob Shuford, Jr., Chairman, President, and Chief Executive Officer of Old Point Financial Corporation.

About Old Point

Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia as well as operate a mortgage loan production office in Charlotte, North Carolina. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.